Exhibit 99.1

Contact:	Michael Schuh	(425) 951-6788
	Anne Bugge	(425) 951-1378

EVC Group
	Doug Sherk	(415) 896-6820
	Chris Toth	(415) 896-6820

SONOSITE ANNUAL REVENUE GROWS 37% TO TOP $115 MILLION

Company Achieves Full Year Profitability Prior to Tax Benefit

International Sales Up 52% and U.S. Sales Up 24% in the Fourth Quarter

Conference Call Today at 1:30 pm PST/4:30 pm EST

BOTHELL, WA --February 15, 2005 -- SonoSite, Inc. (Nasdaq: SONO), the world leader in hand-carried ultrasound, today reported record financial results for the quarter and year ended December 31, 2004.

Worldwide revenue in the fourth quarter of 2004 grew 36% to $37.1 million compared with $27.3 million in the fourth quarter of 2003.  For the full year of 2004, the Company's total revenue grew 37% to $115.8 million compared with $84.8 million in the prior year.  Year-over-year, changes in foreign currency rates increased the revenue growth rate by three percentage points for the fourth quarter and for the year.

In the fourth quarter of 2004, SonoSite achieved pre-tax income of approximately $3.5 million.  In the fourth quarter of 2004, the Company recorded a one-time, non-cash tax benefit resulting from the reversal of the valuation allowance for US deferred taxes.  Including the total tax benefit of $19.5 million, or $1.21 per diluted share, SonoSite reported net income in the fourth quarter of $23.0 million, or $1.42 per diluted share, compared with net income of approximately $2.2 million, or $0.15 per diluted share, in the fourth quarter of 2003.  The weighted average fully diluted common shares outstanding for the fourth quarter of 2004 was 16.2 million shares as compared to 15.3 million shares in the fourth quarter of 2003.

For the full year 2004, SonoSite achieved pre-tax income of approximately $3.7 million.  Including the total tax benefit of $19.3 million, or $1.23 per diluted share, SonoSite reported net income of $23.0 million, or $1.46 per diluted share, for the full year 2004 compared with a net loss of approximately $1.8 million, or $0.12 per share, for 2003. The weighted average fully diluted common shares outstanding for the year 2004 was 15.7 million shares as compared to 14.3 million shares for the year 2003.

“We accomplished several important goals in 2004,” said Kevin M. Goodwin, SonoSite President and CEO.  “We achieved our first full year of profitability based on strong market acceptance of the TITAN™system and an excellent performance by our operations in Europe, Japan and the US. During the year, we opened new subsidiaries in Japan, Australia and Canada, strengthened our distributor network worldwide, and established alliances with Boston Scientific and Nippon Sherwood for the sale of our products in vascular access markets in the US and Japan, respectively.  We also entered the preventive cardiology market with the acquisition of SonoMetric Health and began shipping SonoCalc™IMT software for use with the TITAN system to assist physicians in the early detection and management of cardiovascular disease.”

The Company's gross margin rose to 70.0% in the fourth quarter of 2004 compared with 64.6% in the fourth quarter of 2003.  For the year, gross margin increased to 67.4% compared with 63.5% in 2003.  The Company's gross margin increased due to an improved product mix, increased manufacturing efficiencies, a reduced royalty rate and a weaker dollar.

Operating expenses in the fourth quarter grew 43% to $22.2 million compared with $15.6 million in the fourth quarter of 2003.  The growth was primarily due to increased investment in the Company's international sales operations and entry into the preventive cardiology market, incentive payments for higher than projected sales, patent litigation expenses and costs associated with compliance with Section 404 of Sarbanes-Oxley. For the full year of 2004, operating expenses grew 31% to $74.8 million compared with $57.0 million in 2003.  Year-over-year changes in foreign currency exchange rates increased the expense growth rates by two percentage points for the fourth quarter and for the year.

International revenue grew 52% in the fourth quarter of 2004 compared with the fourth quarter of 2003 and 68% for the full year 2004 compared with 2003.  The rapid increase was driven by strong growth in Japan and Europe and a weaker dollar.

US revenue grew 24% in the fourth quarter of 2004 as compared with the same period in 2003. For the full year of 2004, US revenue grew 17% compared with the prior year. US revenue accounted for 52% of total Company revenue in the fourth quarter and 53% for the full year of 2004, compared to 57% and 62% for the comparable prior year periods.

As of December 31, 2004, cash, cash equivalents and investments were $64.1 million.  For 2004, SonoSite generated cash from operations of $2.6 million compared to a use of cash in operations of $5.8 million in the prior year.

Deferred Tax Assets

Up until the fourth quarter of 2004, SonoSite provided a full valuation allowance against its deferred tax assets.  The deferred tax assets primarily represent the income tax benefit of net operating losses that the Company has incurred since inception.  Based upon current operating performance and the Company's expectation that it can generate sustainable income in the US for the foreseeable future, the Company now believes that its US deferred tax assets will be fully utilized.  As a result, SonoSite reversed its valuation allowance for US deferred taxes in the fourth quarter of 2004.  The Company continues to provide for a full valuation allowance against all international deferred tax assets.

In the future, SonoSite will begin to report income tax expense for financial reporting purposes based on a blended federal and state rate applied to US income.  While this tax expense will reduce net income, it is important to note that no cash taxes will be paid, other than required alternative minimum tax (AMT) and state tax payments, until the net operating loss and tax credits have been fully utilized.

Company Outlook for 2005

“Earlier this year, SonoSite's third generation technology received 510(k) marketing clearance from the US Food and Drug Administration and is on track for introduction in the first half of this year,” Goodwin said.  “Based on early clinical testing, we believe the performance of products based on this technology will rival that of much more expensive, traditional cart-based systems and expand the use of ultrasound throughout the clinical spectrum.  While expenses associated with our new product launch will increase overall spending for the year, our objective in 2005 is to at least double pre-tax income, excluding stock option expensing, as compared with that of 2004.”

  SonoSite provided the following additional guidance for 2005.  The Company continues to target an increase in annual revenue of at least 25% with a year-over-year gross margin increase of approximately two percentage points that is expected to be relatively level during the year.  For 2005, quarterly revenue as a percentage of total year revenue is expected to trend in the same pattern as the 2004 percentages.  Operating expenses as a percentage of revenue are targeted at approximately 64%.  The impact of product launch costs concentrated in the second quarter will cause operating expenses to be higher in the first half as compared with historical trends with 50% to 51% of total operating expenses occurring in the first half.  It is expected that R&D and G&A expenses will increase approximately 20% year-over-year.  The increase in G&A expense includes estimated patent litigation costs.  The Company expects a loss in the first quarter of $0.05 to $0.08 per share.  For the year, the weighted average fully diluted common shares outstanding are expected to be approximately 16.7 million shares.

The Company's annual guidance excludes the impact of expensing stock options pursuant to FASB Statement No. 123R, which is expected to be adopted on July 1, 2005.

The GAAP effective tax rates are subject to significant variation on an ongoing basis as the Company now records income tax expense on US income while continuing to provide an allowance against international deferred taxes.  As a result, in future periods, we may report income tax expense in a period in which the Company records a loss or reflect a high effective tax rate relative to pre-tax income.

Update on Sarbanes-Oxley Section 404 Compliance

During the year-end audit, SonoSite's independent auditor, KPMG, found the Company's initial calculation of deferred taxes to be in error, specifically the calculation of the aggregate state income tax benefit for deferred taxes recorded in connection with the one-time tax benefit recognized in the fourth quarter and the classification of deferred taxes.  This situation arises from tax accounting involving complex tax rules relating to tax regulations that vary by state.  The amounts reported today include all adjustments necessary to present SonoSite's tax benefit and deferred taxes in accordance with generally accepted accounting principles (GAAP).  As a result, SonoSite has determined that it had an internal control deficiency that constitutes a “material weakness,” as defined by the Public Company Accounting Oversight Board's Auditing Standard No. 2 that will require management to conclude that its internal controls over financial reporting were not effective as of December 31, 2004.   As a result, KPMG will issue an adverse opinion with respect to the Company's internal controls over financial reporting.

Over the past year, SonoSite has devoted significant resources to assess and strengthen its internal controls in the context of the Sarbanes-Oxley Section 404 review.  The errors noted above are confined to income tax accounting, and as such, do not affect the company's 2004 revenue, cash flow or pre-tax earnings.  They also do not affect the Company's financial strength or business prospects or our earnings outlook for 2005 and beyond.

Conference Call Information

SonoSite will hold a conference call today at 1:30 pm PST/4:30 pm EST.  The call will be broadcast live and can be accessed via the “Investors” Section of SonoSite's website at www.sonosite.com.  A replay of the audio webcast will be available beginning February 15, 2005, 4:30 pm (PST) until February 28, 2005, 12:00 midnight (PST) by dialing (719) 457-0820 or toll-free (888) 203-1112.  The confirmation code -- 5110974 - is required to access the replay.    The call will be also archived on SonoSite's website athttp://ir.sonosite.com.

About SonoSite

SonoSite, Inc. (www.sonosite.com), is the innovator and world leader in hand carried ultrasound, with an installed base of more than 19,000 systems. The Company is represented by its subsidiaries and a global distribution network in over 75 countries and generates approximately half of its revenues from international markets.  SonoSite's small, lightweight systems are expanding the use of ultrasound across the clinical spectrum by cost-effectively bringing high performance ultrasound to the point of patient care. Headquartered in Bothell, Washington, the Company has approximately 400 employees worldwide.

Forward-looking Information and the Private Litigation Reform Act of 1995

Certain statements in this press release relating to the market acceptance of our products, possible future sales relating to expected orders, and our future financial position and operating results are “forward-looking statements” for the purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the opinions and estimates of our management at the time the statements are made and are subject to risks and uncertainties that could cause actual results to differ materially from those expected or implied by the forward-looking statements. These statements are not guaranties of future performance and are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions.  Factors that could affect the rate and extent of market acceptance of our products, the receipt of expected orders, and our financial performance include our ability to successfully market and sell our new third generation technology, our ability to accurately forecast customer demand for our products, our ability to manufacture and ship our systems in a timely manner to meet customer demand, timely receipts of regulatory approvals to market and sell our products, the outcome of pending litigation and expenses associated with such litigation, the willingness of healthcare providers who do not currently use ultrasound to use ultrasound, the extent to which healthcare insurers reimburse providers for ultrasound procedures, regulatory changes in various national health care markets, constraints in government and public health spending, the ability of our distribution partners to market and sell our products, as well as other factors described under the heading, “Important Factors that May Affect Our Business, Our Results of  Operations and Our Stock Price,” included in our latest periodic report filed with the Securities and Exchange Commission. We caution readers not to place undue reliance upon these forward-looking statements that speak only as to the date of this release. We undertake no obligation to publicly revise any forward-looking statements to reflect new information, events or circumstances after the date of this release or to reflect the occurrence of unanticipated events.

SonoSite, Inc.
Selected Financial Information

Consolidated Statements of Operations
(in thousands except per share data) (unaudited)
	Three Months Ended		Year Ended
	December 31,		December 31,
	2004	2003	2004	2003

Revenue	$37,103	$27,267	$115,817	$84,770
Cost of revenue	11,123	9,666	37,755	30,918

Gross margin	25,980	17,601	78,062	53,852

Operating expenses:
Research and development	3,581	2,808	12,644	11,179
Sales and marketing	15,424	10,880	51,824	38,474
General and administrative	3,231	1,905	10,296	7,315

Total operating expenses	22,236	15,593	74,764	56,968

Other income (loss), net	(204)	230	362	1,332

Income (loss) before income taxes	3,540	2,238	3,660	(1,784)

Income tax benefit	19,481	--	19,312	--

Net income (loss)	$23,021	$2,238	$22,972	$(1,784)

Basic net income (loss) per share	$1.53	$0.15	$1.55	$(0.12)

Diluted net income (loss) per share	$1.42	$0.15	$1.46	$(0.12)

Weighted average common and potential
common shares used in computing:
Basic net income (loss) per share	15,089	14,470	14,829	14,335

Diluted net income (loss) per share	16,157	15,250	15,737	14,335

Condensed Consolidated Balance Sheets

(in thousands) (unaudited)
	December 31, 2004	December 31, 2003

Cash and cash equivalents	$17,272	$13,683
Short-term investment securities	14,319	13,094
Accounts receivable, net	33,586	25,849
Inventories	17,990	14,148
Deferred income taxes, net	3,596	--
Prepaid expenses and other current assets	2,476	1,520

Total current assets	89,239	68,294

Property and equipment, net	7,632	5,564
Investment securities	32,490	34,239
Deferred income taxes, net	21,189	--
Goodwill	972	--
Other assets	3,570	993

Total assets	$155,092	$109,090

Accounts payable	$6,360	$3,054
Accrued expenses	10,747	6,503
Deferred revenue	4,522	3,840
Current portion of long-term obligations	--	88

Total current liabilities	21,629	13,485

Deferred rent	228	275

Total liabilities	21,857	13,760

Shareholders' equity:
Common stock and additional paid-in capital	196,470	180,985
Accumulated deficit	(64,444)	(87,416)
Accumulated other comprehensive income	1,209	1,761

Total shareholders' equity	133,235	95,330

Total liabilities and shareholders' equity	$155,092	$109,090